Exhibit 99.1

HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Report of Independent Registered Public Accounting Firm

The Plan Administrator
Heartland Financial USA, Inc.
   Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Heartland Financial USA, Inc. Employee Stock Purchase Plan (the Plan) as of December 31, 2005 and 2004, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heartland Financial USA, Inc. Employee Stock Purchase Plan as of December 31, 2005 and 2004, and the changes in its plan equity for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Des Moines, Iowa
March 8, 2006

HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 2005 and 2004

	2005	2004
Assets:
Cash	$ 384,636	464,087
Liabilities:
Due to employees	$ 82,753	14,298
Plan equity	301,883	449,789
Total liabilities and plan equity	$ 384,636	464,087

Statements of Income and Changes in Plan Equity

Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Contributions from employees	$ 563,551	527,737	580,643
Refund of employee contributions	(263,944)	(79,175)	(23,209)
Stock purchases distributed to employees	(447,513)	(557,403)	(304,013)
Plan equity at beginning of year	449,789	558,630	305,209
Plan equity at end of year	$ 301,883	449,789	558,630

See accompanying note to financial statements

HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN

Note to Financial Statements
December 31, 2005, 2004, and 2003

(1) Summary of Significant Accounting Policies

(a)	Basis of Presentation

The Heartland Financial USA, Inc. Employee Stock Purchase Plan (the Plan) was approved by the stockholders of Heartland Financial USA, Inc. (the Company) in May of 1996 and
commenced operations on July 1, 1996.

The accompanying financial statements of the Plan have been prepared on the accrual basis.

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In preparing such financial statements, the plan administrator is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the statement of financial condition, and revenues and expenses for the period. Actual results could differ significantly from those estimates.

(b)	Description of the Plan

The Plan, which is authorized to make available up to 600,000 shares of the Company's stock for sale to employees, is sponsored by the Company and has one entry date per year, the first day of a Plan year. Employees of the Company or its subsidiaries, following the year in which they become employed by the Company, are eligible to participate in the Plan on the next entry date. Eligible employees can contribute up to 15% of their salary, on an after-tax basis, to be applied to the purchase of common stock of the Company, up to a maximum of
1,500 shares per year. The Compensation Committee of the Board of Directors of the Company
establishes the price of the stock. The price cannot be less than 85% of the fair market value of the stock on the first day of the Plan year. The Plan does not allow an employee to purchase fractional shares and, as a result, such monies are refundable to the employee.
Participating employees whose employment is terminated for any reason during a Plan year will have their contributions refunded to them. Participant employees are permitted to have their contributions refunded to them at any time during the year. Participants should refer to the Plan Agreement for more complete information.

For the year ended December 31, 2005, the Compensation Committee established a price of
100% of the fair market value as determined by averaging the closing price on each of the last five trading days in 2004, which was $21.00 per share. Subsequent to December 31, 2005,
14,268 shares of common stock of the Company were purchased at a total cost of $299,628 by the Plan and distributed to 204 employees.

For the year ended December 31, 2004, the Compensation Committee established a price of
100% of the fair market value as determined by averaging the closing price on each of the last five trading days in 2003, which was $19.20 per share. Subsequent to December 31, 2004,
23,308 shares of common stock of the Company were purchased at a total cost of $447,513 by the Plan and distributed to 237 employees.

For the year ended December 31, 2003, the Company established a price of 100% of the fair market value as determined by averaging the closing price on each of the last five trading days in 2002, which was $11.40. Subsequent to December 31, 2003, 48,895 shares of common stock of the Company were purchased at a total cost of $557,403 by the Plan and distributed to 219 employees.

(c)	Plan Administration

The Plan is administered by the Company. The cash held by the Plan is deposited in an account at Dubuque Bank and Trust Company, a subsidiary of the Company. In addition, the
Company pays for plan administration costs.

(d)	Income Taxes

The Plan is a nonqualified plan under Section 423 of the Internal Revenue Code of 1986, as amended, and, as such, there are no tax consequences to the Plan.

Upon disposition of stock, the employee will be taxed on any difference between the price established by the Compensation Committee and the market price at the establishment date and any appreciation of the stock.

(e)	Reclassifications

Certain amounts in the 2003 Statements of Income and Changes in Plan Equity have been reclassified to conform to the presentation used in the 2004 and 2005 financial statements.